EXHIBIT 99.1

Gaston Picchio, PhD, Chief Development Officer, to Depart Arbutus at Year End

WARMINSTER, Pa., Sept. 30, 2022 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop novel therapeutics that target specific viral diseases, today announced that Gaston Picchio, PhD, Chief Development Officer, will be leaving the Company for personal reasons. Dr. Picchio will continue to serve as CDO until his departure on December 31, 2022. The Company has initiated a search for Dr. Picchio’s replacement.

“On behalf of our entire team, I would like to thank Gaston for his many contributions in growing Arbutus to where it is today,” said William Collier, Chief Executive Officer and President of Arbutus. “Gaston has led a talented group of professionals responsible for advancing the Company’s clinical pipeline with the goal of potentially developing a functional cure for patients with chronic hepatitis B virus. These efforts, along with those to advance our preclinical assets both in HBV and coronavirus into the clinic, will continue to proceed as planned through the leadership transition.”

Dr. Gaston Picchio, Chief Development Officer of Arbutus, commented, “My time with Arbutus has been extremely rewarding and I am proud of the many accomplishments and commitment of this team. Since joining the Company four years ago, we have advanced the Company’s lead RNAi therapeutic, AB-729 and two oral capsid inhibitors, into multiple stand-alone or partnered combination clinical trials. The trials involving AB-729 have shed important insight into the potential of this compound as a cornerstone for curative regimens based on its convenient dosing schedule, surface antigen and DNA suppression, immune reawakening and safety profile. I believe the Company will continue to play a critical role in developing a functional cure for HBV. I look forward to watching these programs progress and want to thank everyone at Arbutus for their support during my tenure at the Company.”

About Arbutus
Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop novel therapeutics that target specific viral diseases. Our current focus areas include Hepatitis B virus (HBV), SARS-CoV-2, and other coronaviruses. In HBV, we are developing a RNAi therapeutic, an oral capsid inhibitor, an oral PD-L1 inhibitor, and an oral RNA destabilizer to potentially identify a combination regimen with the aim of providing a functional cure for patients with chronic HBV by suppressing viral replication, reducing surface antigen and reawakening the immune system. We believe our lead compound, AB-729, is the only RNAi therapeutic with evidence of immune re-awakening. It is currently being evaluated in multiple phase 2 clinical trials. We also have an ongoing drug discovery and development program directed to identifying novel, orally active agents for treating coronavirus (including SARS-CoV-2). In addition, we are exploring oncology applications for our internal PD-L1 portfolio. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information
This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about our future development plans for our product candidates; the expected cost, timing and results of our clinical development plans and clinical trials with respect to our product candidates; our expectations with respect to the release of data from our clinical trials and the expected timing thereof; our expectations and goals for our collaborations with third parties and any potential benefits related thereto; the potential for our product candidates to achieve success in clinical trials.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing COVID-19 pandemic and patent litigation matters.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; uncertainties associated with litigation generally and patent litigation specifically; Arbutus and its collaborators may never realize the expected benefits of the collaborations; market shifts may require a change in strategic focus; and the ongoing COVID-19 pandemic could significantly disrupt Arbutus’ clinical development programs.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

William H. Collier
President and CEO
Phone: 267-469-0914
Email: ir@arbutusbio.com

Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email: lcaperelli@arbutusbio.com